Exhibit 21.1
Subsidiaries of MoonLake Immunotherapeutics
MoonLake Immunotherapeutics AG, a Swiss stock corporation (Aktiengesellschaft)
MoonLake Immunotherapeutics Ltd, a private limited company incorporated in the United Kingdom
MNLK Immunotherapeutics, Unipessoal Lda, a private limited company incorporated in Portugal
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